As filed with the Securities and Exchange Commission on August 25, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

QUOIN PHARMACEUTICALS LTD.
(Exact name of registrant as specified in its charter)

State of Israel	92-2593104
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

42127 Pleasant Forest Court
Ashburn, VA 20148-7349
Tel: (703) 980-4182
(Address of Principal Executive Offices) (Zip Code)

Amended and Restated Equity Incentive Plan
(Full title of the plan)

Dr. Michael Myers
Chief Executive Officer
Quoin Pharmaceuticals Ltd.
42127 Pleasant Forest Ct
Ashburn, VA 20148
(Name and address of agent for service)

Tel: 703-980-4182
(Telephone number, including area code, of agent for service)

Copies to:

Melissa Palat Murawsky Peter I. Tsoflias Blank Rome LLP One Logan Square 130 North 18th Street Philadelphia, PA 19103 Tel: (215) 569-5500	Jonathan Irom, Adv. Matthew Rudolph, Adv. Meitar | Law Offices 16 Abba Hillel Silver Rd. Ramat Gan 5250608, Israel Tel: +972-3-610-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, Quoin Pharmaceuticals Ltd. (the “Registrant”) hereby makes the following statement: This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by the Registrant with the Securities and Exchange Commission (the “Commission”) to register an additional 7,121,660 ordinary shares of the Registrant represented by 203,476 American Depositary Shares (“ADSs”) issuable upon the grant, exercise or vesting of awards under the Registrant’s Amended and Restated Equity Incentive Plan (the “Plan”). These 7,121,660 ordinary shares represented by 203,476 ADSs are in addition to the 281,532 ordinary shares represented by 8,044 ADSs that were previously registered pursuant to the Registrant’s Registration Statement on Form S-8 filed on March 15, 2023 (File No. 333-270555), (the “Prior Registration Statement”). Pursuant to Instruction E of Form S-8, the contents of the Prior Registration Statement are hereby incorporated by reference.

Effective July 18, 2023, the ratio of ADSs evidencing ordinary shares changed from 1 ADS representing five thousand (5,000) ordinary shares to 1 ADS representing sixty thousand (60,000) ordinary shares, which resulted in a 1-for-12 reverse split of the issued and outstanding ADSs. Effective November 8, 2023, the Company completed a 1-for-60,000 reverse split of the ordinary shares which resulted in the ratio of ADSs evidencing ordinary shares to be changed from 1 ADS representing sixty thousand (60,000) ordinary shares to 1 ADS representing one (1) ordinary share. Effective April 9, 2025, the ratio of ADSs evidencing ordinary shares changed from 1 ADS representing one (1) ordinary share to 1 ADS representing thirty-five (35) ordinary shares, which resulted in a 1-for-35 reverse split of the issued and outstanding ADSs. Except as specifically provided, all ordinary share, ADS and related option information presented herein, has been retroactively adjusted to reflect the number of ordinary shares and ADSs resulting from the aforementioned ordinary share reverse split and ADS ratio changes.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on March 13, 2025 (the “Form 10-K”);

•	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the Commission on May 13, 2025;

•	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed with the Commission on August 7, 2025;

•	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 6, 2025, January 16, 2025, January 23, 2025, February 4, 2025, February 27, 2025, March 20, 2025, April 2, 2025, April 4, 2025, April 4, 2025, April 30, 2025, May 21, 2025, May 23, 2025, June 4, 2025, June 20, 2025, June 25, 2025, July 8, 2025 and August 21, 2025; and

•	The description of the Registrant’s ADSs representing the ordinary shares set forth in Exhibit 4.15 to the Form 10-K, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. The Registrant is not incorporating by reference any document or portion thereof, whether specifically listed above or to be filed in the future, that is not deemed “filed” with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Under the Israeli Companies Law, 5759–1999 (the “Companies Law”), a company may not exculpate an Office Holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an Office Holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. The Registrant’s articles of association include such a provision. An Israeli company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law, an Israeli company may indemnify an Office Holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an Office Holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification, which the Registrant’s do:

•	financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an Office Holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be reasonably foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•	reasonable litigation expenses, including attorneys’ fees, incurred by the Office Holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (a) no indictment was filed against such Office Holder as a result of such investigation or proceeding; and (b) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction;

•	reasonable litigation expenses, including attorneys’ fees, incurred by the Office Holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the Office Holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent; and

•	expenses, including reasonable litigation expenses and legal fees, incurred by an Office Holder in relation to an administrative proceeding instituted against such Office Holder, or certain compensation payments made to an injured party imposed on an Office Holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law, 1968 (the “Israeli Securities Law”).

Under the Companies Law and the Israeli Securities Law, a company may insure an Office Holder against the following liabilities incurred for acts performed by him or her as an Office Holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, provided that the Office Holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of duty of care to the company or to a third party, including a breach arising out of the negligent conduct of the Office Holder; and

•	a financial liability imposed on the Office Holder in favor of a third party.

Under the Registrant’s articles of association, the Registrant may insure an Office Holder against the aforementioned liabilities as well as the following liabilities:

•	a breach of duty of care to the company or to a third party;

•	any other action against which the Registrant is permitted by law to insure an Office Holder;

•	expenses incurred and/or paid by the Office Holder in connection with an administrative enforcement procedure under any applicable law including Parts 8(3), 8(4) and 9(1) of the Israeli Securities Law, and a proceeding according to Section D of Chapter 4 in Part 9 of the Companies Law, including reasonable litigation expenses and attorney fees;

•	a payment to a person injured by a violation of Section 52BBB(a)(1)(a) of the Israeli Securities Law; and

•	expenses incurred in connection with a proceeding under the Economic Competition Law 5748-1988, including reasonable litigation expenses and attorney fees.

Under the Companies Law, an Israeli company may not indemnify, exculpate or insure an Office Holder against any of the following:

•	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the Office Holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising solely out of the negligent conduct of the Office Holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine, civil fine, or other financial sanction levied against the Office Holder.

Under the Companies Law, exculpation, indemnification and insurance of Office Holders in a public company must be approved by the compensation committee and the board of directors and, with respect to directors and the Chief Executive Officers or under certain circumstances, also by the shareholders. However, under regulations promulgated under the Companies Law, the insurance of Office Holders does not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the limitations set forth in the company’s compensation policy, which was approved by the shareholders by the requisite special majority, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations.

The Registrant’s articles of association permit it to exculpate, indemnify and insure its Office Holders to the fullest extent permitted or to be permitted by the Companies Law and the Israeli Securities Law.

Upon the recommendation of the Registrant’s compensation committee, its board of directors has approved, and its shareholders have approved, at the annual general meeting held on April 12, 2022, the form of indemnification and release agreements to be entered into with each of the Registrant’s current and future directors and executive officers exculpating them, to the fullest extent permitted by law and the Registrant’s articles of association, and undertaking to indemnify them to the fullest extent permitted by law and the Registrant’s articles of association. This indemnification will be limited to events determined as foreseeable by the board of directors based on the Registrant’s activities, and to an amount or according to criteria determined by the board of directors and the Registrant’s compensation committee as reasonable under the circumstances.

The maximum indemnification amount set forth in the Registrant’s indemnification and release agreements during any period of three years in the aggregate for all of the covered directors and executive officers, is limited to an amount equal to the higher of: (i) $35,000,000 and (ii) 25% of the Registrant’s total shareholders’ equity as reflected in the Registrant’s most recent financial statements as of the time of the actual payment of indemnification is made.

In the opinion of the SEC, indemnification of directors and other Office Holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

The Registrant has obtained directors’ and officers’ liability insurance for the benefit of its Office Holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Companies Law.

Item 8. Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibit Index and incorporated herein by reference.

Item 9. Undertakings.

(a)       The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in this Registration Statement; and

(iii) To include any material information with respect to the Plan of Distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

No.	Description of Exhibit
4.1	Amended and Restated Articles of Association of Quoin Pharmaceuticals Ltd., as amended (incorporated by reference to Exhibit 3.1 to Form 10-K filed with the Commission on March 13, 2025).
4.2	Amendment to Amended and Restated Articles of Association of Quoin Pharmaceuticals Ltd., adopted on August 21, 2025 (incorporated by reference to Exhibit 3.1 to Form 8-K filed with the Commission on August 21, 2025).
4.3	Form of Deposit Agreement between Cellect Biotechnology Ltd. (n/k/a Quoin Pharmaceuticals Ltd.), The Bank of New York Mellon as Depositary, and owners and holders from time to time of ADSs issued thereunder (incorporated by reference to Exhibit 4.1 to Registration Statement on Form F-1/A as filed with the Commission on July 26, 2016).
4.4	Amended and Restated Equity Incentive Plan of Quoin Pharmaceuticals Ltd., effective as of April 12, 2022 (incorporated by reference to Annex C included in Exhibit 99.1 to Form 6-K filed with the Commission on March 8, 2022).
5.1*	Legal Opinion of Meitar | Law Offices, Israeli legal counsel to Quoin Pharmaceuticals Ltd.
23.1*	Consent of Marcum LLP, Certified Public Accountants
23.2*	Consent of Meitar | Law Offices (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page)
107*	Filing Fee Table

*Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ashburn, Virginia on August 25, 2025.

Quoin Pharmaceuticals Ltd.

By:	/s/ Dr. Michael Myers
	Name:	Dr. Michael Myers
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dr. Michael Myers and Denise Carter, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dr. Michael Myers Dr. Michael Myers	Chairman and Chief Executive Officer (Principal Executive Officer)	August 25, 2025

/s/ Sally Lawlor	Chief Financial Officer
Sally Lawlor	(Principal Financial Officer and Principal Accounting Officer)	August 25, 2025

/s/ Denise Carter
Denise Carter	Director and Chief Operating Officer	August 25, 2025

/s/ Joseph Cooper
Joseph Cooper	Director	August 25, 2025

/s/ James Culverwell
James Culverwell	Director	August 25, 2025

/s/ Dr. Dennis Langer
Dr. Dennis Langer	Director	August 25, 2025

/s/ Natalie Leong
Natalie Leong	Director	August 25, 2025

/s/ Michael Sember
Michael Sember	Director	August 25, 2025

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Quoin Pharmaceuticals Ltd., has signed this Registration Statement in Ashburn, Virginia on August 25, 2025.

Authorized U.S. Representative
Dr. Michael Myers

By:	/s/ Dr. Michael Myers
Name:	Dr. Michael Myers
Title:	Chief Executive Officer